Exhibit 10.13

                            DEBT CONVERSION AGREEMENT

         THIS DEBT CONVERSION AGREEMENT (the "Agreement") is made this 1st day of June, 2005, by and between Coates International, Ltd., a Delaware corporation, having its principal offices located at 2100 Highway #34 & Ridgewood Road, Wall Township, New Jersey 07719 ("Coates") and Coates Motorcycle Company, Ltd., a Delaware corporation having its principal offices located at Central Avenue, Building 3, Farmingdale, New Jersey 07727 (the "Company").

                              B A C K G R O U N D:

         WHEREAS, Coates organized the Company during the year 2003 originally as a subsidiary, and since that time has granted an exclusive license to the Company to utilize its patented technology to the Coates Spherical Rotary Valve for motorcycle applications in the countries and territories comprising North, South and Central America in exchange for a substantial equity stock ownership position in the Company;

         WHEREAS, in addition to the licensing agreement and other agreements between the parties, and in an effort to assist the Company in its development and testing of motorcycle engines as well as to meet its development stage expenses, Coates has loaned the Company over the course of the last several fiscal years an aggregate principal amount of approximately $345,000; and

         WHEREAS, Coates acknowledges that the funding received by virtue of a successful public offering will permit the Company to: (a) finalize the development of its spherical rotary valve technology in motorcycle applications;
(b) build and sell motorcycles utilizing this technology, and; (c) sublicense this technology, all of which shall increase the commercialization of the technology in the marketplace and increase the value of Coates' equity ownership position in the Company; and

            WHEREAS, Coates, for the reasons specified above, desires to support the Company's endeavors by converting its loans to the Company into equity, resulting in the corresponding conversion of its debt loan amounts into equity; and

            WHEREAS, Coates and the Company desire to set forth in this Agreement all of the terms and provisions that shall govern their understanding and commitments to consummate the conversion transaction.

         NOW, THEREFORE, in consideration of the mutual promises made by the parties to each other, it is agreed:

         1. Acknowledgment of Debt. The Company and Coates acknowledge that the Company is indebted to Coates in the principal amount of $344,877.67 together with $17,322.64 of accrued interest thereon, comprising an aggregate loan amount due Coates at December 31, 2004 of $362,200.31 (the "Outstanding Loan Amount").

         2. Agreement to Convert. Coates hereby agrees to convert the Outstanding Loan Amount into shares of the Company's Series A Senior Convertible Preferred Stock, with a stated value of $1.00 per share and a par value of $.001 per share (the "Preferred Stock") at the conversion rate of 1 share of Preferred Stock for $1.00 of the Outstanding Loan Amount, with any fractional amount rounded to the nearest whole, and; the Company hereby agrees to issue a total of 362,200 shares of its Preferred Stock to Coates to convert the Outstanding Loan Amount into that number of shares of its Preferred Stock. The Company hereby further agrees to issue a certificate representing 362,200 shares of its Preferred Stock in the name of Coates as soon as practicable following the execution and delivery of this Agreement.

         3. Investment Representation. Coates hereby represents that it shall receive and hold the Preferred Stock issued to it under the terms of this Agreement as an investment and that it has no present intention to sell or transfer the Preferred Stock, that the shares of Preferred Stock are deemed "restricted securities" as defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "1933 Act"), may not be sold or transferred except pursuant to the registration requirements of the 1933 Act or exemptions therefrom and that the certificate or certificates delivered to Coates representing the Preferred Stock shall bear the appropriate restrictive legend designating such shares as restricted securities.

         4. Issuance Representation. The Company hereby represents: that it has the authority pursuant to its amended Certificate of Incorporation and Bylaws to create and issue the Preferred Stock; that the Preferred Stock has been duly created and authorized by the Company's Board of Directors in compliance with the General Corporation Law of the State of Delaware; that the powers, preferences, qualifications, limitations or restrictions of each share of Preferred Stock are as set forth in the Certificate of Designations, Preferences and Rights of the Shares of the Preferred Stock of Coates Motorcycle Company, Ltd. attached to this Agreement as Exhibit A, and; that when issued, the Preferred Stock shall be validly issued, fully paid and non-assessable.

         5. Entire Agreement; Governing Law. This Agreement represents the complete understanding between Coates and the Company with respect to the subject matter identified herein and supersedes any and all previous contracts, agreements or understandings between the parties, whether oral or written, and; the parties agree that this Agreement shall be governed by the laws of the State of Delaware.

         6. Legal Representation. Each of the Company and Coates has relied upon the legal advice of their own counsel in the review, preparation, execution and delivery of this Agreement and each shall bear their own costs and expenses in connection therewith.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day, month and year first above written.

ATTEST:                           COATES MOTORCYCLE COMPANY, LTD..

 /s/ Richard W. Evans             By:  /s/ Mark D. Goldsmith
 --------------------------            -------------------------------------
Richard W. Evans, Secretary                Mark D. Goldsmith, President

ATTEST:                           COATES INTERNATIONAL, LTD.

 /s/ Shirley Naidel               By: /s/ George J. Coates
 ----------------------------         --------------------------------------
 Shirley Naidel, Secretary        George J. Coates, President

CMC Debt Conversion Agreement 06-01-05